Exhibit 99.1

NYSE: MMP and MGG

Date:	Sept. 25, 2009

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Investors Approve Simplification of Capital Structure for Magellan Midstream

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) and Magellan Midstream Holdings, L.P. (NYSE: MGG) announced that a majority of the ownership of each partnership has approved the proposed capital structure simplification and related matters. At separate special unitholder meetings today, approximately 52% of MMP, or 35 million MMP units, and 59% of MGG, or 37 million MGG units, voted in favor of the simplification and related matters. In both meetings, at least 97% of the votes submitted were in favor of the simplification.

“Unitholder approval of the simplification is an important event in Magellan’s history that sets the stage for capturing additional growth opportunities for our partnership,” said Don Wellendorf, president and chief executive officer. “As a result of the unitholder votes, Magellan Midstream will become the only investment-grade master limited partnership with no incentive distribution rights, which we believe will help facilitate our future growth.”

As a result of the simplification, Magellan Midstream will have just one publicly traded partnership, MMP, going forward. The simplification is expected to provide a larger float, or average numbers of units traded daily, for investors. Because the incentive distribution rights are eliminated as part of the simplification, the partnership’s cost of equity capital will be reduced, allowing the partnership to be more competitive for future growth opportunities. In addition, the simplification preserves MMP’s strong balance sheet and liquidity because the simplification is accomplished entirely with MMP equity.

As previously announced, MGG common units will discontinue trading on the New York Stock Exchange at the close of business today. The simplification is expected to close on Sept. 30, 2009, resulting in MGG investors receiving 0.6325 MMP units for each MGG unit held on that date. Cash will be paid to MGG unitholders in lieu of fractional units that would have resulted from the simplification.

MMP’s management team will continue in their respective roles. Additionally, three independent members of the board of directors of MGG’s general partner, Walter Arnheim, Robert Croyle and James Kempner, will join the board of directors of MMP’s general partner.

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More details of the simplification can be found in the joint proxy statement/prospectus dated July 21, 2009, which was previously mailed to MMP and MGG unitholders and can be found at www.magellanlp.com.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in MMP. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission (SEC) for both partnerships.

MMP and MGG have filed a joint proxy statement/prospectus and other documents with the SEC in relation to the proposed simplification of their capital structure. Investors and security holders are urged to read these documents carefully because they contain important information regarding MMP, MGG and the simplification. A definitive joint proxy statement/prospectus was sent to unitholders of MMP and MGG seeking their approvals as contemplated by the simplification agreement. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about MMP and MGG at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by contacting Investor Relations at (877) 934-6571 or by accessing www.magellanlp.com or www.mgglp.com.

MMP, MGG and the officers and directors of the general partner of each partnership may be deemed to be participants in the solicitation of proxies from their security holders. Information about these persons can be found in the annual report and proxy statement for each partnership as filed with the SEC, and additional information about such persons may be obtained from the joint proxy statement/prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.